EXHIBIT 5

Faegre Baker Daniels LLP
600 East 96th Street Suite 600
Indianapolis Indiana 46240-3789
Phone +1 317 569 9600
Fax +1 317 569 4800

May 21, 2013

First Internet Bancorp

8888 Keystone Crossing, Suite 1700

Indianapolis, IN 46240

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for First Internet Bancorp, an Indiana corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”), registering the offer and sale of 500,000 shares of the Company’s Common Stock, without par value (the “2013 Plan Shares”), pursuant to the First Internet Bancorp 2013 Equity Incentive Plan (the "2013 Plan") and 46,876 shares of the Company's Common Stock, without par value (the "Director Plan Shares" and, together with the 2013 Plan Shares, the "Shares")), pursuant to the First Internet Bancorp Directors' Deferred Stock Plan (the "Directors Plan" and, together with the 2013 Plan, the "Plans").

We have examined the Plans, the Registration Statement, the Articles of Incorporation, as currently in effect, and the By-Laws, as currently in effect, of the Company, resolutions of the Company’s Board of Directors authorizing the issuance of the Shares, and such other documents as we have considered necessary. We have also examined a certificate of the Secretary of the Company dated the date hereof (the “Certificate”). In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and that all public records reviewed are accurate and complete. As to factual matters, we have relied on the certifications, statements or representations of the Company (including the Certificate) and have not independently verified the matters stated therein.

Based on the foregoing, we are of the opinion the Shares have been duly authorized and, when the Registration Statement shall have become effective, the Shares have been issued in accordance with the Plans and, where applicable, the consideration for the Shares specified in the Plans has been received by the Company, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter is solely for the use of the Company in connection with the Registration Statement. The opinions expressed are limited to the matters set forth herein, and no opinions should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very Truly Yours,

FAEGRE BAKER DANIELS LLP

By	/s/ David C. Worrell
David C. Worrell